EXHIBIT 23.2

Consent of Independent Auditors
The Board of Directors
 Alliance Boots GmbH:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19467, 333-107841, 333-112343, 333-164382, 333-167836, 333-174810, 333-174811, 333-175642, and 333-186491) and Form S-3 (No. 333-198773) of Walgreen Co. and the registration statement on Form S-4 (No. 333-198768) of Walgreens Boots Alliance, Inc. of our report dated 12 May 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at 31 March 2014 and 2013, and the related Group statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 31 March 2014, which report appears in the Form 8-K of Walgreen Co. dated 15 May 2014.
/s/ KPMG LLP
London, United Kingdom
 17 October 2014